CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of Fidelity Boston Street Trust: Fidelity Target Timeline 1999, Fidelity Target Timeline 2001 and Fidelity Target Timeline 2003, of our report dated September 10, 1998 on the financial statements and financial highlights included in the July 31, 1998 Annual Report to Shareholders of Fidelity Target Timeline 1999, Fidelity Target Timeline 2001 and Fidelity Target Timeline 2003.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.







/s/Pricewaterhouse Coopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
September 23, 1998